Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-192476 and 333-194256

Free Writing Prospectus dated March 5, 2014

Fantex, Inc.

On March 3, 2014, several emails were exchanged between Fantex, Inc. (referred to in this filing as “we,” “us” or the “Company”) and reporter Michael Lundin from Fox News (together, the “Emails”), the transcript of which is attached hereto as Annex A. The email exchange references the initial public offerings of the Fantex Series Vernon Davis Convertible Tracking Stock (“Fantex Series Vernon Davis”) and the Fantex Series EJ Manuel Convertible Tracking Stock (“Fantex Series EJ Manuel”) of Fantex, Inc. (the “Vernon Davis Offering” and the “EJ Manuel Offering” respectively, and collectively the “Offerings”), which Offerings are covered by the Registration Statements on Form S-1 (File Nos. 333-192476 and 333-194256, respectively), as amended (the “Vernon Davis Registration Statement” and the “EJ Manuel Registration Statement” respectively, and collectively the “Registration Statements”), that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

You should consider statements in the Emails or contained herein only after carefully evaluating all of the information in the Company’s Registration Statements and the other documents incorporated by reference into such Registration Statements.

Corrections and Clarifications

For purposes of correction and clarification, the Company notes the following:

•                          The Emails state that on February 18, 2014, the Company announced that it had entered into a brand contract with EJ Manuel. This announcement was made on February 19, 2014.

Forward-Looking Statements

This free writing prospectus contains forward-looking statements. Forward-looking statements reflect the Company’s current views with respect to, among other things, future events and performance. These statements may discuss the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, expectations regarding the commencement or completion of the Offerings, prospects, growth and strategies, plans, market opportunities and the trends that may affect the Company, Vernon Davis or EJ Manuel. The Company generally identifies forward-looking statements by words such as “intend,” “expect,” “believe,” “may,” “will,” “would,” “should,” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed registration statements (including preliminary prospectuses) with the SEC for each of the offerings to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectuses in the respective registration statements and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you these prospectuses if requested by calling toll-free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

Annex A

Emails dated March 3, 2014 between Fantex, Inc. and Michael Lundin of Fox News

Publication: FOX News

Reporter: Michael Lundin

Date: 3/3/14

Email (from Michael Lundin/FOX News to Gaby Asmus/FP)

Date: 3/3/14

Time: 3:07 PM ET

Hey Jeff & Gaby,

Did Fantex send out a press release last week concerning the reported signing of E.J. Manuel? Is this confirmed? Are there other athletes (other than Vernon Davis) that has signed up?

Let us know

Thx

Mike

Email (from Gaby Asmus/FP to Michael Lundin/FOX News)

Date: 3/3/14

Time: 3:19 PM ET

Hi Michael,

Yes, Fantex announced that it has signed a brand contract with EJ Manuel on Feb. 18, 2014. I’ve included the press release below for your reference.

Please let me know if you have any other questions—happy to make sure they get answered.

Best,

Gaby

Contacts:
Howard Solomon	Gabriella Asmus
Finn Partners for Fantex, Inc.	Finn Partners for Fantex, Inc.
Phone: (415) 272-0767	Phone: (415) 348-2721
Email: Howard.solomon@finnpartners.com	Email: Gabriella.asmus@finnpartners.com

Fantex, Inc. Enters Into Brand Contract With EJ Manuel

Fantex, Inc. agrees to acquire a 10% interest in the brand income of EJ Manuel for $4.97 million

SAN FRANCISCO, Calif., Feb. 18, 2014 — Fantex, Inc. announced today that it has entered into a brand contract with EJ Manuel. Under the terms of the contract, Fantex, Inc. would acquire for $4.97 million a 10% interest in the brand income of EJ Manuel, as defined in the brand contract, contingent upon Fantex, Inc. obtaining financing necessary to pay the purchase price.

This press release shall not constitute an offer to sell any securities.

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Email (from Michael Lundin/FOX News to Gaby Asmus/FP)

Date: 3/3/14

Time: 3:22 PM ET

Thank you

For our records and our story — can you confirm

There are currently 2 or 3 athletes signed up with Fantex — Vernon Davis, E.J. Manuel & Arian Foster?

Let me know

Thx

Mike

Email (from Gaby Asmus/FP to Michael Lundin/FOX News)

Date: 3/3/14

Time: 3:33 PM ET

Hi Michael,

We currently have signed brand contracts with three athletes: Vernon Davis, EJ Manuel and Arian Foster.

Best,

Gaby

Email (from Michael Lundin/FOX News to Gaby Asmus/FP)

Date: 3/3/14

Time: 4:15 PM ET

Thank you

And just to confirm — fans can buy shares based on all 3 players currently, correct?

Email (from Gaby Asmus/FP to Michael Lundin/FOX News)

Date: 3/3/14

Time: 3:33 PM ET

Hi Michael,

At this time, investors can only place reservations for shares of Fantex Vernon Davis.

Thanks,

Gaby

Email (from Michael Lundin/FOX News to Gaby Asmus/FP)

Date: 3/3/14

Time: 4:36 PM ET

Thank you

Any estimated time for investors to place reservations for shares of the other two athletes that have signed up?

Email (from Gaby Asmus/FP to Michael Lundin/FOX News)

Date: 3/3/14

Time: 5:08 PM ET

Hi Michael,

We can’t talk about timing for any of the other athletes at this time, but I’ll be sure to keep you in the loop.

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